Exhibit 10.26

[CALLIDUS SOFTWARE LETTERHEAD]

August 24, 2004

Mr. Daniel Welch
6038 White Haven Court
San Jose, CA 95138

Dear Dan:

This letter is to confirm our agreement (the “Agreement”) with respect to your separation from Callidus Software Inc. (the “Company”). To ensure that there are no ambiguities, this Agreement explains in detail both your rights and obligations and those of the Company upon termination of your employment.

Your employment with the Company and its subsidiaries will terminate on September 30, 2004 (“Termination Date”). You will be paid your regular base salary until your Termination Date, and any vacation pay that has accrued through your Termination Date, minus any applicable withholding taxes. If you sign the attached Release of Claims (the “Release”) and agree to be subject to the Trading Restrictions (as defined below), the Company agrees to pay you $115,951.34, (representing the equivalent of six months of base pay and six months of your applicable COBRA payments), minus applicable withholding taxes, on or before September 30, 2004, you will be provided with one month of Executive Service outplacement services through Right Management Consultants beginning September 1, 2004, and you will be allowed to keep your currently assigned computer, the Dell Latitude SN 69GXG31 (the “Severance Benefits”). The Severance Benefits will be in lieu of any amounts that would otherwise be due to you under any other agreement, plan or policy or applicable law in connection with your termination of employment.

If you are contributing to the Company’s 401(k) Plan, your contributions will cease upon your Termination Date. You will continue to have life insurance coverage through the Company until your Termination Date, upon which date, such coverage will cease. Furthermore, vesting on stock options that have been granted to you will cease upon your Termination Date. You will have the number of days from your Termination Date specified in the applicable option agreement to exercise any vested options. In consideration of the additional benefits to be provided to you in accordance with this Agreement and the Release, you agree that you will remain subject to the terms of the Company’s insider trading policy and blackout period as if you remained an executive officer of the Company, and that as such you agree not to enter into any purchase or sale of the Company’s stock or any of the other transactions described in Section 4 of the Company’s insider trading policy from September 1, 2004 (or such earlier date as the Company may next impose trading restrictions on employees) until two full business days after the Company has completed its third quarter earnings call (expected to occur towards the end of October 2004) (the “Trading Restrictions”), upon which time the Trading Restrictions shall cease and be of no further force or effect. For your reference, we have enclosed a copy of the Company's current insider trading policy. By signing below you acknowledge that the Company will be permitted to instruct its transfer agent not to process any transaction executed in violation of the Trading Restrictions. Should you need assistance or have any questions with respect to the option exercise process, please contact Virginia Sajor at (408) 808-6597. For questions relating to the insider trading policy, please contact me at 408-808-6470.

Any additional equipment such as your Blackberry, phone card, etc. should be returned to the Company. Any outstanding business expenses that you have incurred up to your Termination Date,

but have not submitted, must be submitted within 60 days of your Termination Date to Patricia Ducote in Accounting. For your convenience, an expense form has been enclosed with this packet.

As you are aware, your obligations under the Employment, Confidential Information and Invention Assignment Agreement (“Employee Inventions Agreement”) will remain in effect following the Termination Date in accordance with the terms of that agreement. For your reference, we have enclosed a copy of your Employee Inventions Agreement.

As referred to earlier, the Company is prepared to offer you additional benefits to which you would otherwise not be entitled in exchange for (i) an agreement to be bound by the Trading Restrictions discussed in this Agreement and (ii) signing the attached Release. Specifically, in exchange for the foregoing (i) and (ii), the Company is prepared to offer you a lump sum payment for the equivalent of six months of your current base salary and six months of your COBRA payments, less deductions and withholdings that are authorized or required by law. If you wish to accept such additional benefits in consideration for the Release and your agreement to be subject to the Trading Restrictions, your signature below and on the enclosed Release will reflect your agreement.

In accordance with the Older Workers Benefit Protection Act, you have up to 21 days from the date of this Agreement to accept its terms. By signing this Agreement and the attached Release, you acknowledge that you fully understand the terms of this agreement and the Release. Should you have any questions in respect of the foregoing, you are advised to seek legal counsel for advice. Once you execute this Agreement and the Release, you will have an additional seven (7) days in which to revoke the Release. To revoke your acceptance, you must deliver to me a written statement of revocation, in which case you will not receive the Severance Benefits.

We wish you the best of success in your future endeavors.

Sincerely,

/s/ Ronald J. Fior

Ron J. Fior
Vice President & Chief Financial Officer
Callidus Software Inc.

Encl.

Accepted and agreed on August 24, 2004:

By:	/s/ Daniel Welch

Daniel Welch

RELEASE OF CLAIMS

I, Daniel Welch, expressly agree and consent to the termination of my employment on September 30, 2004 in exchange for the benefits described in the letter agreement between Callidus Software (the “Company”) and me dated as of August 19, 2004 (the “Letter Agreement”). I understand that these are benefits for which I am not eligible unless I elect to sign this Release of Claims (the “Release”) and agree to be subject to the Trading Restrictions described in the Letter Agreement. I understand that the Company is prepared to offer me the Severance Benefits (as defined in the Letter Agreement) in return for my agreement with the terms of this Release and the Letter Agreement.

In consideration of these benefits, I, on behalf of myself and my spouse, dependents, assigns, heirs, executors and administrators, hereby fully and completely release, waive and forever discharge the Company, its past, present and future affiliates, subsidiaries, agents, officers, directors, stockholders, employees, attorneys, insurers, successors, assigns and other representatives from any and all claims, of any and every kind, nature and character, known or unknown, foreseen or unforeseen, based on any act or omission occurring prior to September 30, 2004, the date of my signing this Release, including but not limited to any claims arising out of my offer of employment, my employment or termination of my employment with the Company, this Release, the Letter Agreement or my right to purchase, or the actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law. The matters released also include, but are not limited to, any claims under federal, state or local laws, including claims arising under, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement and Income Security Act of 1974, the Americans with Disabilities Act, or the Age Discrimination in Employment Act, each as amended to date, and any common law, tort, contract or statutory claims, and any claims for attorneys’ fees and costs. For the avoidance of doubt, nothing contained in the foregoing shall be deemed to limit my rights to receive unemployment or workers compensation, nor shall any of my rights as a vested beneficiary under the Company 401(k) plan be limited by the foregoing. Moreover, nothing in this release shall remove my right to indemnification by the Company for my actions or omissions during the period which were in the course and scope of my employment as an executive officer of the Company under the terms of the Company’s current directors and officers insurance policy, my Indemnification Agreement with the Company dated August 26, 2003, or Article 10 of the Company’s Amended and Restated Certificate of Incorporation, which rights to insurance and indemnification shall be limited and terminated only in accordance with the terms of such policy, agreement or document.

I represent that I am over the age of 40.

I understand and agree that this Release extinguishes all claims, whether known or unknown, foreseen or unforeseen, except for those claims expressly described above. I expressly waive any rights or benefits under Section 1542 of the California Civil Code, or any equivalent statute. California Civil Code Section 1542 provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

I fully understand that, if any fact with respect to any matter covered by this Release is found hereafter to be other than or different from the facts now believed by me to be true, I expressly accept and assume that this Release shall be and remain effective, notwithstanding such difference in the facts.

I agree not to file any claim, charge, action or complaint concerning any matter referred to in this Release. If I have previously filed any claims, I agree to take all steps necessary to cause them to be withdrawn without delay. The Company agrees to and does fully and completely release, discharge and waive any and all claims, charges, causes of actions or complaints of whatever kind which the Company has or may have against me by reason of any event, matter, cause or thing related to my employment or the termination thereof which has occurred prior to the execution of this agreement except any claims, charges, causes of actions or complaints of whatever kind which are founded upon or relate to allegations of fraud, intentional or willful misconduct or other criminal conduct while employed at the Company for which the Company, under applicable law, may not indemnify me in any action, suit or proceeding brought or threatened by a third party directly or in the right of the Company. Notwithstanding the foregoing, the Company does not waive any rights to which it may be entitled to seek to enforce the Letter Agreement.

I further acknowledge that during my employment, I may have obtained confidential, proprietary and trade secret information, including information relating to the Company’s financial condition, results of operations, products, plans, designs and other valuable confidential information. I agree not to disclose any such confidential information unless required by subpoena or court order, and that I will first give the Company written notice of such subpoena or court order with reasonable advance notice to permit the Company to oppose such subpoena or court order if it chooses to do so.

This Release and the Letter Agreement constitute the entire agreement between the Company and me with respect to any matters referred to in this Release. This Release and the Letter Agreement supersede any and all of the other agreements between the Company and me, except for the Employment, Confidential Information and Invention Assignment Agreement dated September 14, 1998, the Indemnification Agreement dated August 26, 2003, and the Stock Option Agreements dated September 16, 1998, October 12, 1999, March 13, 2001, December 23, 2002, August 26, 2003, and February 3, 2004 (collectively, the “Other Agreements”), all of which have been included in my termination packet and remain in effect (except that if the Letter Agreement and this Release conflict with any such Other Agreements, the Letter Agreement and this Release shall govern) and will terminate in accordance with their respective terms. No other consideration, agreements, representations, oral statements, understandings or course of conduct which are not expressly set forth in this Release or the Letter Agreement should be implied or are binding. I am not relying upon any other agreement, representation, statement, omission, understanding or course of conduct which is not expressly set forth in this Release or the Letter Agreement. I understand and agree that neither this Release nor the Letter Agreement shall be deemed or construed at any time or for any purposes as an admission of any liability or wrongdoing by either the Company or me. I also agree that if any provision of this Release, the Letter Agreement or the Other Agreements is deemed invalid, the remaining provisions will still be given full force and effect. The terms and conditions of this Release and the Letter Agreement will be governed by, interpreted and construed in accordance with the laws of California.

I agree that, during the remaining term of my employment with the Company and for a period of twelve (12) months immediately following the termination of my relationship with the Company, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company's employees to leave their employment, take away such employees from the Company, or attempt to so solicit, induce, recruit, encourage or take away employees of the Company, either for myself or on behalf of any other person or entity.

I agree that I will not impugn the business of the Company, including the use of defamatory statements towards the Company, or its or its subsidiaries’ officers, directors, or former or current employees. I further acknowledge and agree that inquiries from my future potential employers should be directed to the Company’s human resources department, which shall supply my dates of employment, position held and salary. The Company agrees that it shall not, and shall not authorize any officer, director, or other employee of the Company to, make negative statements or representations, or otherwise communicate negatively about me, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to me or my reputation. Finally, I agree that I will not disclose voluntarily or allow anyone else to disclose either the existence of, reason for, contents of, or the discussions between myself and the Company about this Release or the Letter Agreement without the Company’s prior written consent, unless required to do so by law. Notwithstanding this provision, I am authorized to disclose this Release and the Letter Agreement to my spouse, attorneys and tax advisors on a “need to know” basis, on the condition that they agree with the Company to hold the terms of the Release and the Letter Agreement in strictest confidence. I am further authorized to make appropriate disclosures as required by court order, provided that I notify the Company in writing of such legal obligations to disclose at least five (5) business days in advance of any such disclosure.

I understand that the Company is subject to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and therefore may be required to disclose some or all of the terms of this Release and/or the Letter Agreement with the SEC, including by filing this Release and the Letter Agreement as an exhibit to one or more reports filed with the SEC.

Prior to execution of this Release and the Letter Agreement, I have apprised myself of sufficient relevant information in order that I can intelligently exercise my own judgment. I have had sufficient time to consult legal counsel and the Company has also given me at least 21 days in which to consider this Release and the Letter Agreement, if I wish. I further acknowledge and agree that this Release and the Letter Agreement are executed voluntarily and with full knowledge of their legal significance. I also understand and agree that if any suit is brought to enforce the provisions of this Release or the Letter Agreement, the prevailing party shall be entitled to its costs, expenses, and attorneys' fees as well as any and all other remedies specifically authorized under the law.

I understand that the Company’s failure to insist upon strict adherence to any term of this Release or the Letter Agreement on any occasion shall not be considered a waiver of the Company’s rights or deprive the Company of the right to insist on strict adherence to that term or any other term hereof or thereof.

EMPLOYEE'S ACCEPTANCE OF RELEASE

I HAVE CAREFULLY READ AND FULLY UNDERSTAND AND VOLUNTARILY AGREE TO BE SUBJECT TO ALL THE TERMS OF THIS RELEASE IN EXCHANGE FOR THE ADDITIONAL BENEFITS DESCRIBED IN THIS RELEASE AND THE LETTER AGREEMENT TO WHICH I WOULD OTHERWISE NOT BE ENTITLED.

Dated:	8/24/04	/s/ Daniel Welch

Daniel Welch

Dated:	8/24/04	/s/ Ronald J. Fior

On Behalf of Callidus Software